Exhibit 99.10

FOR IMMEDIATE RELEASE

LITHIUM TECHNOLOGY CORPORATION CLOSES ON

$2 MILLION FINANCING

Plymouth Meeting, Pennsylvania, January 26, 2004. Lithium Technology Corporation (“LTC” or “the Company”) (OTC Bulletin Board: LTHU), a leading participant in the rapidly emerging large-format rechargeable lithium battery market, today announced that it has closed a $2 million secured convertible debenture financing with New York-based institutional investors. The financing was arranged by H.C. Wainwright.

The 10% convertible debentures mature in two years and are convertible into shares of the Company’s common stock based upon a predetermined formula. The investors also received warrants to purchase one million shares of the Company’s common stock at an exercise price of $2.00 and have certain registration rights. The notes are repayable at the Company’s option at a premium, and are secured by certain assets of the Company.

The proceeds will be used for working capital. LTC is continuing to pursue additional financing initiatives to meet its working capital needs and to complete its product commercialization process. “This financing will enable us to execute our business plan by producing and shipping more of our large-format, high-power battery products to customers,” said David J. Cade, LTC’s Chairman and CEO.

LTC produces unique large-format rechargeable batteries under the GAIA brand name and trademark. The Company supplies a variety of military, transportation and back-up power customers in the U.S. and Europe from its two operating locations in Plymouth Meeting, Pennsylvania and Nordhausen, Germany. For additional information on the Company’s technology and products, please visit www.gaia-akku.com.

The foregoing information contains forward-looking statements which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

Contact USA: Lithium Technology Corporation Phone: (610) 940-6090 ext. 108 Fax: (610) 940-6091 E-mail: investorrelations@lithiumtech.com	Contact Europe: GAIA Akkumulatorenwerke GmbH Phone: +49 36 31—61 67 0 Fax: +49 36 31 – 61 67 49 E-mail: info@gaia-akku.com

CEOcast Cormac Glynn Phone: (212) 732-4300 Fax: (212) 732-1131 E-mail: cglynn@ceocast.com	Schwerdtmann & Partner Phone: +49 5721 9383988 Fax: +49 5721 9393989 E-mail: peter.schwerdtmann@t-online.de